Exhibit 99.1

Marten Transport Announces First Quarter Results

MONDOVI, Wis., April 21, 2008 (PRIME NEWSWIRE) — Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today its financial and operating results for the quarter ended March 31, 2008.

Operating revenue, consisting of revenue from truckload and logistics operations, increased 9.1% to $143.4 million in the first quarter of 2008 from $131.4 million in the 2007 quarter. Truckload revenue increased 2.5% to $121.1 million from $118.1 million in the 2007 quarter. Logistics revenue, which consists of revenue from brokerage and intermodal operations, increased 67.6% to $22.2 million from $13.3 million in the 2007 quarter.

Operating revenue included fuel surcharges of $28.0 million for the first quarter of 2008, compared with $17.4 million in the 2007 quarter. Operating revenue, net of fuel surcharges, increased 1.2% to $115.4 million in the 2008 quarter from $114.0 million in the 2007 quarter.

For the quarter, net income was $2.7 million, or 12 cents per diluted share, compared with $4.6 million, or 21 cents per diluted share, for the same quarter of 2007.

Chairman, President and Chief Executive Officer Randolph L. Marten said, “The first quarter reflected the toughest operating conditions our industry has seen in recent memory.  Our continued focus on fleet management and providing excellent service to our well-established customer base, and on growing our logistics business, contributed to results that, although not satisfying, are encouraging considering the operating conditions.  With our strong capital base and continued support from our customers, we expect to weather the conditions better than most of our competitors and be well positioned when trucking demand and capacity are better aligned.

“We improved our average miles per tractor for the first quarter of 2008 by 1.8% over the 2007 quarter.  An increase in average miles per tractor and steady rates at $1.479 per total mile in both quarters resulted in a slight increase in our average truckload revenue per tractor per week, net of fuel surcharges, to $3,081 in the 2008 quarter from $3,059 in the 2007 quarter.  In response to the difficult freight environment, we continued to focus on the best available freight as we decreased our fleet throughout 2007.  As a result, our average fleet size was 213 tractors less in the first quarter of 2008 than in the 2007 quarter.  However, our average fleet size increased slightly from the end of 2007 to March 31, 2008.

“We continued to grow our logistics business in the first quarter. Logistics revenue, net of intermodal fuel surcharges, grew to $20.7 million in the first quarter, an increase of 63.2% over the 2007 quarter. Logistics revenue consists of revenue from our internal brokerage and intermodal operations and from revenue associated with our 45% interest in MW Logistics, LLC, a third-party provider of logistics services.

“Purchased transportation expense increased 28.3% in the 2008 quarter compared with the 2007 quarter. The growth in purchased transportation expense was primarily the result of continuing growth in our logistics business.

“Net fuel expense (fuel and fuel taxes less fuel surcharges, net of surcharges passed through to independent contractors) decreased $538,000, or 3.1%, quarter over quarter. The reduction was primarily attributable to a 5.0% decrease in the number of miles driven by company drivers and to reduced idling time resulting from the installation of additional auxiliary power units in nearly 80% of our tractors at the end of the 2008 quarter.  These units provide heat, air conditioning and electrical power for our drivers without idling the tractor engine. We expect to have auxiliary power units installed in approximately 90% of our company-owned fleet by early in the third quarter of 2008. The impact of decreased miles and reduced idling time was partially offset by a significant increase in the average cost of fuel during the first quarter of 2008 to $3.38 per gallon from $2.43 per gallon in the 2007 quarter.  Net fuel expense was 17.1% of truckload and intermodal revenue, net of fuel surcharges, in the first quarter of 2008, compared with 16.8% in the 2007 quarter.

“Salaries, wages and benefits expense decreased 4.5% in the 2008 quarter compared with the 2007 quarter, primarily due to the reduction in our fleet size and the adoption of a per diem expense reimbursement program for our drivers. Our ratio of tractors to non-driver personnel in the 2008 quarter decreased from the 2007 quarter due to our fleet reduction and the substantial growth in our logistics business.

“Due to the nondeductible effect of a per diem pay structure recently initiated, our effective tax rate increased to 42.9% in the 2008 quarter from 37.8% in the 2007 quarter.

“Our operating ratio (operating expenses as a percentage of operating revenue) was 96.2% for the first quarter of 2008 compared with 93.6% for the first quarter of 2007.

“At March 31, 2008, our balance sheet reflected approximately $239.0 million in stockholders’ equity and $30.4 million in debt, for a debt-to-capitalization ratio of approximately 11.3%.”

Looking forward to the remainder of 2008, Mr. Marten offered the following comments: “We still expect industry-wide capacity to exceed demand at least into the second quarter of 2008. In light of those general economic assumptions, our goal is to continue to maintain our rate structure by focusing on profitable freight and strong service performance, while we aggressively control our costs.

“In the first quarter of 2008, we retired approximately $14.3 million in debt.  With anticipated net capital expenditures of $20 million for the remainder of 2008, we will continue to have a very strong balance sheet.  Estimated capital expenditures for the remainder of 2008 are significantly below the level of expenditures during the last several years due to 169 tractors paid-for but not placed in service as of March 31, 2008.”

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States. Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment. Marten offers nationwide service, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this release, forward-looking statements involve, among other things, our expectations concerning future performance, our ability to weather industry conditions, installation of auxiliary power units, capacity, freight demand, our ability to maintain our rate structure, and capital expenditures. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of the cyclicality of the markets we primarily serve is incorrect or there are recessionary economic cycles and downturns in customers’ business cycles; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment causing our gain on disposition to fluctuate; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to maintain profitability in or continue to grow our logistics business; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers;  the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increased indebtedness, and associated interest expense, arising from upgrading our fleet of equipment; shortages in supply of new equipment from manufacturers; changes in management’s estimates of the need for new tractors and trailers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; decreases in productivity that may offset or eliminate potential savings from the installation of auxiliary power units or unexpected maintenance or other costs associated with such units; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines, the adoption of ultra-low sulfur diesel fuel and revised hours-of-service requirements for drivers, or changes in tax treatment with respect to our per diem program. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

CONTACTS:  Randy Marten, Chairman, President and Chief Executive Officer, and Jim Hinnendael, Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In thousands, except share information)	2008	2007
ASSETS
Current assets:
Cash	$2,566	$3,618
Marketable securities	320	350
Receivables:
Trade, net	54,642	51,539
Other	6,637	6,175
Prepaid expenses and other	11,870	13,823
Deferred income taxes	5,395	4,653

Total current assets	81,430	80,158

Property and equipment:
Revenue equipment, buildings and land, office equipment and other	440,750	447,430
Accumulated depreciation	(127,480)	(122,246)

Net property and equipment	313,270	325,184

Other assets	1,544	2,048

TOTAL ASSETS	$396,244	$407,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$32,573	$32,384
Insurance and claims accruals	17,597	17,431
Current maturities of long-term debt	5,000	5,000

Total current liabilities	55,170	54,815

Long-term debt, less current maturities	25,386	39,643
Deferred income taxes	75,017	74,719

Total liabilities	155,573	169,177

Minority interest	1,639	1,283

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 21,761,651 shares at March 31, 2008, and 21,811,837 shares at December 31, 2007, issued and outstanding	218	218
Additional paid-in capital	74,019	74,570
Retained earnings	164,795	162,142

Total stockholders’ equity	239,032	236,930

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$396,244	$407,390

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months
	Ended March 31,
(In thousands, except per share information)	2008	2007

OPERATING REVENUE	$143,374	$131,416

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	36,682	38,413
Purchased transportation	28,004	21,820
Fuel and fuel taxes	41,929	32,812
Supplies and maintenance	9,332	8,950
Depreciation	11,962	11,723
Operating taxes and licenses	1,712	1,699
Insurance and claims	5,565	5,470
Communications and utilities	961	940
Gain on disposition of revenue equipment	(1,059)	(1,180)
Other	2,804	2,379

Total operating expenses	137,892	123,026

OPERATING INCOME	5,482	8,390

OTHER EXPENSES (INCOME):
Interest expense	534	1,079
Interest income and other	(77)	(219)
Minority interest	380	150
	837	1,010

INCOME BEFORE INCOME TAXES	4,645	7,380

PROVISION FOR INCOME TAXES	1,992	2,786

NET INCOME	$2,653	$4,594

BASIC EARNINGS PER COMMON SHARE	$0.12	$0.21

DILUTED EARNINGS PER COMMON SHARE	$0.12	$0.21

MARTEN TRANSPORT, LTD.

SEGMENT INFORMATION

			Dollar Change	Percentage Change
	Three Months Ended March 31,		Three Months Ended March 31,	Three Months Ended March 31,
(Dollars in thousands)	2008	2007	2008 vs. 2007	2008 vs. 2007
Operating revenue:
Truckload revenue, net of fuel surcharge revenue	$94,631	$101,277	$(6,646)	(6.6)%
Truckload fuel surcharge revenue	26,498	16,870	9,628	57.1
Total Truckload revenue	121,129	118,147	2,982	2.5

Logistics revenue, net of intermodal fuel surcharge revenue	20,745	12,712	8,033	63.2
Intermodal fuel surcharge revenue	1,500	557	943	169.3
Total Logistics revenue	22,245	13,269	8,976	67.6

Total operating revenue	$143,374	$131,416	$11,958	9.1%

Operating income:
Truckload	$3,727	$7,347	$(3,620)	(49.3)%
Logistics	1,755	1,043	712	68.3
Total operating income	$5,482	$8,390	$(2,908)	(34.7)%

Operating ratio:
Truckload	96.9%	93.8%		(3.3)%
Logistics	92.1	92.1		—
Consolidated operating ratio	96.2%	93.6%		(2.8)%

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended March 31,
	2008	2007

Truckload Segment:
Average truckload revenue, net of fuel surcharges, per total mile	$1.479	$1.479
Average miles per tractor(1)	27,082	26,601
Average truckload revenue, net of fuel surcharges, per tractor per week(1)	$3,081	$3,059
Average tractors (1)	2,362	2,575
Average miles per trip	892	942
Non-revenue miles percentage(2)	8.2%	7.6%
Total miles – company-employed drivers (in thousands)	54,310	57,168
Total miles – independent contractors (in thousands)	9,671	11,329

Logistics Segment:
Brokerage:
Revenue (in thousands)	$15,224	$9,049
Loads	7,613	4,748
Intermodal:
Revenue (in thousands)	$7,021	$4,220
Loads	2,153	1,386
Average tractors	40	24

At March 31, 2008, and March 31, 2007:
Total tractors(1)	2,420	2,591
Average age of company tractors (in years)	2.2	1.6
Total trailers	4,032	3,903
Average age of company trailers (in years)	2.7	2.2
Ratio of trailers to tractors(1)	1.7	1.5
Ratio of tractors to non-driver personnel(1)	5.1	5.5

	Three Months Ended March 31,
(In thousands)	2008	2007

Net cash provided by operating activities	$14,739	$16,838
Net cash used for investing activities	867	27,900

Weighted average shares outstanding:
Basic	21,757	21,766
Diluted	21,903	21,951

(1)	Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 295 and 367 tractors as of March 31, 2008, and 2007, respectively.

(2)	Represents the percentage of miles for which the company is not compensated.